Exhibit 6.2

SOW for Agreement to Perform Advisory Services to CAARY Capital by Mac Capital Co Ltd.

This Statement of Work (hereinafter called the “SOW”) agreement, effective as of January 1, 2021 is entered into by and between Mac Capital Co Ltd. (the “Advisor”) and CAARY Capital Ltd. (the “Client”) and is subject to the terms and conditions specified below. The Exhibit(s) to this SOW, if any, shall be deemed to be a part hereof. In the event of any inconsistencies between the terms of the body of this SOW and the terms of the Exhibit(s) hereto, the terms of the body of this SOW shall prevail.

Period of Performance

The Services (as defined below) shall commence on January 1, 2021.

Engagement Resources

John MacKinlay, Managing Partner, will be providing the Services on behalf of the Advisor.

Scope of Work

The Advisor shall provide the services (the “Services”) as follows:

-	advise on capital raise and long-term value creation with consideration to investor strategy, potential partners, valuation considerations, and capital structure

-	advise on product development in order to create a sustainable competitive advantage and a clear value proposition for small businesses

-	advise on distribution strategy with consideration to direct marketing (both traditional and social) as well as channel partners and white label opportunities for CAARY

Statement of Work for CAARY Capital ● January 1, 2021	1

-	advise on target operating model with consideration to outsourcing relationships, technical architecture, advanced analytics/AI/ML with a view to ensuring investment is focused on those areas where differentiation and impact can be sustained

-	advise on financial areas such as: revenue forecasting, sales pipeline, operating expenses, and milestones to achieving projected financial outcomes

-	advise on management structure, talent management, compensation strategy and options/RSU programs

-	advise on risk management activities including credit risk, operational risk, key controls and compliance

-	ongoing advisory support on opportunistic value realization including potential new partnerships, M&A and divestiture

Fee Schedule

Both parties agree that compensation payable to the Advisor for the Services will be in the form of common equity based on the following assumptions and milestones.

Equity in the form of single class Class A Common Shares will be issued by the Client based on a CAD$10.5 million current pre-money valuation.

2,000,000 Class A Common Shares at a deemed price of $0.10 per share will be issued based on the completion of the above Scope of Work after 12 months from the commencement of this Statement of Work.

2,000,000 Class A Common Shares at a deemed price of $0.10 per share will be issued upon the entering into or signing of. a marketing, cooperative selling, channel distribution partnership or agreement by the Client as a result of an introduction by or efforts of the Advisor, with any Canadian fintech, alternative lender, financial institution, insurance company or other type of company with a captive, established customer base that largely aligns with the Client’s intended SMS-focused marketing strategy and audience, and where such partnership or agreement would be deemed by the parties to increase the Client’s business valuation or product value proposition.

2,000,000 Class A Common Shares at a deemed price of $0.10 per share will be issued upon the completion of a contractual agreement with a lending organization to provide a credit solution(s) for credit card receivables and/or other credit instruments as deemed appropriate by the parties. Such a contractual agreement(s) may also take the form of equity (or quasi-equity) participation as deemed appropriate by all parties.

Statement of Work for CAARY Capital ● January 1, 2021	2

The issuances of the Class A Common Shares will be subject to compliance with applicable securities laws which may include applicable hold periods or restrictions on transfer.

Completion Criteria

Advisor will remain engaged until agreed upon by both parties.

Project Change Control Procedure

The following process will be followed if a change to this SOW is required:

●	A Project Change Request (PCR) will be the vehicle for communicating change. The PCR must describe the change, the rationale for the change, and the effect the change will have on the project and compensation for the Advisor.

●	The designated Project Manager of the requesting party (Advisor or Client) will review the proposed change and determine whether to submit the request to the other party.

●	Both Project Managers will review the proposed change and approve it for further investigation or reject it. Advisor and Client will mutually agree upon any charges for such investigation, if any. If the investigation is authorized, both Advisor and Client will sign the PCR, which will constitute approval for the agreed changes to scope of work.

Confidentiality

See Mutual Confidentiality Agreement dated October 15, 2020 attached as Schedule A.

Statement of Work for CAARY Capital ● January 1, 2021	3

General Terms

Under this agreement, the Advisor is acting as an independent contractor to the Client and under no circumstances as an employee of the Client. The Client will not be required to remit Employment Insurance premiums, Canada Pension Plan contributions or WSIB premiums and the Client is not obliged to withhold from the fees paid any amounts on account of federal or provincial income tax.

This agreement shall be governed by the laws of the jurisdiction where the services are provided, and if the services are provided in more than one jurisdiction, by the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

IN WITNESS WHEREOF, the parties hereto have signed this SOW agreement with effect as of January 1, 2021.

CAARY Capital Ltd. 186 Bartley Drive Toronto, ON M4A 1E1	Mac Capital Co Ltd 183 Wellington West Suite 3303 Toronto, ON, M5V0A1

By:		By:
Name:	Steve Apostolopoulos	Name:	John Mackinlay
Title:	President	Title:	Managing Partner

Statement of Work for CAARY Capital ● January 1, 2021	4

AMENDING AGREEMENT

THIS AMENDING AGREEMENT dated the 1st day of March, 2021, with effect as of January 1, 2021.

B E T W E E N:

CAARY CAPITAL LTD.

(hereinafter “Caary”)

OF THE FIRST PART

- and -

MAC CAPITAL CO ADVISORY LTD.

(hereinafter “Mac”)

OF THE SECOND PART

WHEREAS Caary and Mac entered into a certain Statement of Work agreement dated the 1st day of January, 2021 wherein Mac agreed to perform certain advisory services for and on behalf of Caary (the “SOW”);

AND WHEREAS each of Caary and Mac desire to amend the SOW to confirm certain terms and provisions of the SOW;

AND WHEREAS capitalized terms and not defined herein shall have the meaning ascribed to them in the SOW;

NOW THEREFORE THIS AMENDING AGREEMENT WITNESSETH that in consideration of these present, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and promise and agree with each other as follows:

1.	Amendments to Fee Schedule

The paragraphs relating to the section of the SOW titled “Fee Schedule” be deleted in their entirety and replaced with the following:

“Both parties agree that compensation payable to the Advisor for the Services will be in the form of options to purchase up to 6,000,000 Class A Common Shares in the capital of the Client at a purchase price of Ten Cents ($0.10) per share (the “Options”) granted as follows:

●	2,000,000 options to vest on the twelfth (12th) month anniversary of the effective date of the SOW;

●	2,000,000 options to vest upon the entering into or signing of a marketing, cooperative selling, channel distribution partnership or agreement by the Client as a result of an introduction by or efforts of the Advisor, with any Canadian Fintech, alternative lender, financial institution, insurance company or other type of company with a captive, established customer base that largely aligns with the Client’s intended SME-focused marketing strategy and audience, and where such partnership or agreement would be deemed by the parties to increase the Client’s business valuation or product value proposition;

●	2,000,000 options to vest upon the completion of a contractual agreement with a lending organization to provide a credit solution(s) for credit card receivables and/or other credit instruments as deemed appropriate by the parties. Such a contractual agreement(s) may also take the form of equity (or quasi-equity) participation as deemed appropriate by all parties.

The term of the SOW and the right to exercise the Options as detailed hereinabove commence on the effective date of the SOW (January 1, 2021) and shall be exercisable for a period of five (5) years ending on the fifth (5th) year anniversary of the effective date of the SOW.”

2.	Compliance with Applicable Laws and Agreements

The issuance of the Options by Caary to Mac and the subsequent exercise of the Options by Mac shall at all times comply with all applicable laws and any equity incentive plan (as amended from time to time) authorized and implemented by the board of directors of Caary.

3.	Other Terms

All other terms of the SOW shall remain the same, and time shall remain of the essence.

[signature page follows]

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the day and year first above written.

CAARY CAPITAL LTD.

Per:
	Name:	Steve Apostolopoulos
	Title:	President

Per:
	Name:	Jason D. Sawyer
	Title:	Secretary

MAC CAPITAL CO ADVISORY LTD.

Per:
	Name:	John MacKinlay
	Title:	Authorized signing officer